Newmark Group, Inc. Reports First Quarter 2022 Financial Results
NEW YORK - April 29, 2022 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter ended March 31, 2022. 1

Barry M. Gosin, Chief Executive Officer of Newmark, said:
“Newmark produced its fourth consecutive quarter of record revenues. Our gains were led by multifamily, commercial mortgage brokerage, life science, retail, lodging, industrial, and management services.
"Newmark remains in a very strong financial position, with virtually no net debt. We continue to expand our global footprint, increase our market share, acquire companies[1], and repurchase our stock. We remain committed to driving shareholder value, while continuing to deliver industry-leading growth."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	1Q22	1Q21	Change
Revenues	$678.2	$504.0	34.6%
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	4.7	55.2	(91.4)%
GAAP pre-tax income excluding the Impact of Nasdaq	92.3	58.4	58.2%
GAAP net income per fully diluted share	$0.00	$0.16	(100.0)%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	110.1	65.1	69.2%
Adjusted EBITDA ("AEBITDA")	126.5	76.9	64.5%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	$0.36	$0.20	80.0%
FIRST QUARTER 2022 HIGHLIGHTS3
•Record first quarter total revenues of $678.2 million, up 34.6%.
•Best-ever first quarter revenues from management services, servicing fees, and other, which improved by 24.2% to $233.1 million.
•Record first quarter leasing and other commissions revenues of $199.0 million, up 34.9% and led by significant growth in office transactions.
•49.8% improvement in revenues from investment sales and 39.9% increase from commercial mortgage origination, net.
•GAAP earnings measures declined due to changes in the value of Newmark's shares of Nasdaq, which were sold during the quarter, as reflected in GAAP "Other income (loss)". Excluding the Impact of Nasdaq, GAAP pre-tax income increased by 58.2%.4
•Highest-ever first quarter Adjusted EBITDA of $126.5 million, up 64.5%.
•6.8% year-on-year reduction in fully diluted weighted-average share count to 252.8 million.1
DISCUSSION OF CERTAIN FINANCIAL RESULTS
Newmark's "Other income (loss), net" under GAAP includes gains and losses related to its Nasdaq stock. The Company received 6,222,340 Nasdaq shares, recording a gain of $1,093.9 million based on the June 30, 2021 closing price of $175.80. Between that date and March 31, 2022, the Company sold 100% of these shares, which contributed to gains in the second through fourth quarters of 2021 and a loss in the first quarter of 2022, all recorded as part of GAAP other income or loss. In aggregate, Newmark sold its Nasdaq stock over this timeframe for the effective price of $180.66 per share, resulting in cumulative proceeds of $1,124.1 million and an additional net gain of $30.2 million.5 Excluding the Impact of Nasdaq, Newmark's GAAP earnings would have improved substantially year-on-year in the first quarter of 2022.
1 See the section of this document titled "Other Useful Information".
2 U.S. Generally Accepted Accounting Principles or “GAAP”. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including any footnotes to these sections, for the complete and/or updated definitions of these non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein. The receipt of shares from Nasdaq, Inc. (“Nasdaq”) is also referred to as the “Earn-out”. For additional information about Newmark’s receipt of Nasdaq shares and related monetization transactions (the “Nasdaq Forwards”), which are a component of other income, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings. For the definition of the "Impact of Nasdaq", see the section of this document called "Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”.
3 The first quarter 2022 highlights are compared with a year earlier, unless otherwise stated.
4 Please also see the table towards the end of this document for a reconciliation of "GAAP pre-tax income" to "GAAP pre-tax income excluding the Impact of Nasdaq".
5 The $1,093.9 million gain recorded for the second quarter of 2021 was based on the June 30, 2021 closing price of $175.80 per share. The effective price per share of Nasdaq is: (a) the sum of all realized gains related to the 6,222,340 shares from June 30, 2021 through March 31, 2022 divided by (b) that number of shares. These realized gains include all proceeds related to open market sales, hedging transactions, and dividends paid to Nasdaq stockholders. The numerator used to calculate the effective price also reflects the 944,329 shares the Company used to settle the 2021 and 2022 Nasdaq Forwards, based on a price of $176.36 per share. Excluding these 944,329 shares, the effective price was $181.43 per share. All Nasdaq closing prices are nominal as of those dates and not adjusted for any subsequent dividends.

1

Unless otherwise stated, all financial results and volume figures compare the first quarter of 2022 with the year-earlier period.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables show revenues, earnings, and other metrics for periods from 2018 through the first quarter of 2022. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.6
DIVIDEND INFORMATION
On April 28, 2022, Newmark's Board of Directors (the "Board") declared a qualified quarterly dividend to $0.03 per share payable on May 31, 2022 to Class A and Class B common stockholders of record as of May 16, 2022. This represents a sequential and year-on-year increase of $0.02 per share. The ex-dividend date will be May 13, 2022.
REVENUE DETAIL7

Consolidated Revenues (USD millions)	1Q22	1Q21	Change
Management services, servicing fees, and other	$233.1	$187.8	24.2%
Leasing and other commissions	199.0	147.4	34.9%
Investment sales	152.1	101.5	49.8%
Commercial mortgage origination, net	94.1	67.3	39.9%
Total revenues	678.2	504.0	34.6%
Newmark's total revenue growth of 34.6% was over 80% organic, and reflected ongoing market share gains and strong U.S. market growth. The Company continued to benefit from increased activity across most major property types, including multifamily, office, lodging, and retail.
Revenues from management services, servicing fees, and other increased by 24.2%, as Newmark continued to invest in these recurring revenue businesses. This growth reflected double-digit percentage improvements in fee revenues from Valuation & Advisory, servicing and related other revenue, the Company's consulting and outsourcing businesses, and acquisitions. On a fee-revenue basis, management services, servicing fees, and other grew by 55.2%.
Newmark’s investment sales volumes increased by 62.3% to a first quarter record of $19.0 billion, which outpaced the industry. On the strength of its multifamily platform, Newmark generated its best-ever first quarter total debt volumes of $12.0 billion, which were up by 85.5%. Newmark's total debt volumes in multifamily improved by 105.9% to $7.4 billion, as the Company continued its market leading growth even as GSE multifamily volumes declined by 13% industry-wide. Given the 11% year-on-year increase in full year lending caps, the Company anticipates strong improvements in industry-wide GSE multifamily activity over the remainder of 2022.8
CONSOLIDATED EXPENSES9

Consolidated Expenses (USD millions)	1Q22	1Q21	Change
Compensation and employee benefits under GAAP	$382.6	$289.1	32.3%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	16.9	14.2	18.6%
Non-compensation expenses under GAAP	180.2	134.5	34.0%
Total expenses under GAAP	579.7	437.8	32.4%
Compensation and employee benefits for Adjusted Earnings	381.3	288.2	32.3%
Non-compensation expenses for Adjusted Earnings	149.5	116.6	28.2%
Total expenses for Adjusted Earnings	530.8	404.8	31.1%
Newmark's total Adjusted Earnings expenses were up due to $77.1 million in variable compensation primarily related to growth in commission-based revenues, $35.8 million related to acquisitions, and increased costs due to higher business activity.
6 See the section of this document titled "Other Useful Information".
7 The Company’s total revenues include pass-through management services revenues (which equal their related expenses) and revenues related to originated mortgage servicing rights (“OMSRs”). Newmark may refer to these two items together as “non-fee revenue”, and the remainder of its top line as "fee revenues". In the first quarters of 2022 and 2021, fee revenues were $571.0 million and $387.6 million, respectively, while non-fee revenues were $107.3 million and $116.4 million. Details on current and historical amounts for fee and non-fee revenues are available in the Company's supplemental Excel tables. For a discussion of a recast of various revenue items, and for more information on industry volumes, please see the section of this document titled "Other Useful Information."
8 On October 13, 2021, the Federal Housing Finance Agency ("FHFA") increased the 2022 multifamily loan purchase caps for both Fannie Mae and Freddie Mac to $78 billion each, compared with $70 billion each in 2021. This was based on FHFA's projections of the overall growth of the multifamily originations market.
9 Please see “Non-GAAP Financial Measures” for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect non-GAAP results.

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OTHER INCOME

Other Income (USD millions)	1Q22	1Q21
Nasdaq Impact	$(87.6)	$(3.2)
Mark-to-market gains on non-marketable investments, net	1.6	—
Other items, net	—	1.0
Other income (loss), net under GAAP	(86.0)	(2.2)
Exclude:
Nasdaq Impact	87.6	5.6
Mark-to-market gains on non-marketable investments, net	(1.6)	—
Other income, net for Pre-tax Adjusted Earnings and Adjusted EBITDA	—	3.4
Newmark's "Other income (loss), net under GAAP includes gains and losses related to its Nasdaq stock, which was sold during the quarter. "Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA" excludes the Impact of Nasdaq. Between June 30, 2021 and March 31, 2022, Newmark sold 100% of its Nasdaq stock for the effective price of $180.66 per share, resulting in a cumulative proceeds of $1,124.1 million. This additional net gain was $30.2 million higher than the amount recorded on June 30, 2021.
TAXES AND NONCONTROLLING INTEREST

Taxes (USD millions)	1Q22	1Q21	Change
GAAP provision for income taxes	$4.0	$10.6	(62.2)%
Provision for income taxes for Adjusted Earnings	20.3	10.7	89.9%
Net income attributable to noncontrolling interests for GAAP	0.4	11.5	(96.9)%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.0	0.7	(94.8)%
Taxes and net income attributable to noncontrolling interests generally move in tandem with the Company's earnings. Newmark's non-GAAP tax rate of 18.4% in the first quarter of 2022 was consistent with its outlook of 17% to 19% for the year.
CONSOLIDATED SHARE COUNT10

Consolidated Share Count (shares in millions)	1Q22	1Q21	Change
Fully diluted weighted-average share count under GAAP	252.8	271.2	(6.8)%
Fully diluted weighted-average share count for Adjusted Earnings	252.8	271.2	(6.8)%
Fully diluted period-end share count	253.5	268.9	(5.7)%
Newmark continued to repurchase shares subsequent to the end of the quarter. As of April 28, 2022, Newmark had $317.8 million remaining under its $400 million share repurchase and unit redemption authorization. Newmark's repurchases from January 1 through April 27, 2022 are summarized below.

Fully Diluted Share Count Reduction	January 1 - March 31, 2022	April 1 - 28, 2022	YTD Total
Share and/or units repurchased or redeemed (in millions)	1.7	5.7	7.4
Average price per share/unit	$18.35	$14.01	$15.01
10 "Spot” may be used interchangeably with the end-of-period share count. Newmark's fully diluted period-end share count for Adjusted Earnings as of March 31, 2022 included 196.0 million Class A common shares, 21.3 million Class B common shares, (27.5) million of treasury stock, 55.6 million limited partnership units and 8.1 million of other share equivalents. Newmark's fully diluted period-end share count for Adjusted Earnings as of March 31, 2021 included 163.5 million Class A common shares, 21.3 million Class B common shares, (6.4) million of treasury stock, 83.0 million limited partnership units and 1.5 million of other share equivalents. Furthermore, Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. Therefore, the 59% increase in the Company's stock price during the twelve months ended March 31, 2022 led to a corresponding increase in the number of RSUs included in the first quarter of 2022. In addition, the fully diluted weighted-average share count under GAAP may differ in certain periods from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution. This also impacts GAAP net income for fully diluted shares.

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SELECT BALANCE SHEET DATA11

Select Balance Sheet Data (USD millions)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$442.8	$191.3
Liquidity	442.8	575.9
Long-term debt	542.5	545.2
Total Equity	1,635.3	1,685.1
The Company's liquidity declined from year end due to the sale of its Nasdaq stock. Newmark's quarter-end liquidity also reflected the repurchase or redemption of 1.7 million Newmark shares for $30.9 million and normal first quarter uses of working capital. Including the Impact of Nasdaq, the 2021 Equity Event, and other uses of capital, Newmark's liquidity increased by 201.5% year-on-year compared with $146.9 million as of March 31, 2021, while its net leverage ratio improved to less than 0.2 times versus 1.9 times over the same timeframe. Newmark's liquidity and its $600 million undrawn credit facility provide the Company with over $1 billion of available capital, which it expects use to invest in growth and to return cash to shareholders while continuing to operate with investment-grade credit metrics.
OUTLOOK FOR 2022
Despite the current macroeconomic environment, given Newmark's strong first quarter performance and revenue visibility for the second quarter, the Company continues to have confidence in its guidance, and is reiterating its full year outlook.

2022 Metric (in millions, except tax rate)	2021 Actual	Guidance	Change YoY
Total Revenues	$2,906.4	$3,000 - $3,100	3% - 7%
Adjusted EBITDA	$597.5	$620 - $650	4% - 9%
Adjusted Earnings Tax Rate	18.9%	17% - 19%
Fully Diluted Weighted Average Share Count for Adjusted Earnings	264.0		(2% - 3%)
This guidance reflects an expected decline in no margin, non-fee revenues of between 6% and 8% in 2022 compared with $516.9 million in 2021. The Company's outlook excludes the potential impact of any material future acquisitions and is subject to change based on various macroeconomic, social, political, and other factors, including the COVID-19 pandemic and the Russia-Ukraine conflict.
OTHER USEFUL INFORMATION
Year-on-Year Share Count Reduction
The year-on-year reduction in share count reflects the Impact of the 2021 Equity Event, open market share repurchases, or other redemptions. The "Impact the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.
Revenue and Non-GAAP Earnings Recast
The Company adjusted its line items under "Revenue Detail". "Gains from mortgage banking activities/origination, net" has been combined with commercial mortgage brokerage revenues as "Commercial mortgage origination, net", while "Investment sales" is a stand-alone line-item. This change in presentation had no impact on any period's consolidated revenues or earnings. Since the second quarter of 2021, Newmark has reported Adjusted Earnings and Adjusted EBITDA excluding the Impact of Nasdaq and the 2021 Equity Event. Figures for these items in prior periods under their current and former presentations are contained in both the fourth quarter 2021 and first quarter 2022 Excel supplements on Newmark's investor relations website.
Beginning with the first quarter of 2022, the Company has reclassified an immaterial amount of revenues related to its flexible workspace business as fee revenues from non-fee revenues for all periods from April 1, 2021 onwards, as shown in the first quarter 2022 supplemental Excel tables on its website.
Recent Acquisitions
Newmark acquired two companies in April of 2022. For more information, please see the Company's investor relations website or the "Media" section of its main website for the press releases titled "Newmark Acquires Esteemed Boston-Based Firm McCall &
11 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA. Nasdaq-related gains includes dividend income and other Nasdaq-related items impacting the balance sheet.

4

Almy" and "Newmark Acquires Premier London Capital Markets and Leasing Real Estate Advisory Firm, BH2".
Industry Volumes
Newmark’s investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage figures include the Company’s non-originated debt placement transactions, all measured in notional terms. Fannie Mae and Freddie Mac together are also called the "GSEs", while the Federal Housing Administration is also called the "FHA." Mortgage brokerage and GSE/FHA originations together are "total debt". The Company calculates its notional origination volumes based on when loans are rate locked, which is consistent with how certain revenues are recorded as part of "Commercial mortgage origination, net”.
The Company’s mix of GSE/FHA originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark calculates its GSE market share based on delivery for enhanced comparability. Any overall industry investment sales market share and volume data discussed herein are preliminary and from Real Capital Analytics (“RCA”) and Newmark Research, while any GSE data is from Fannie Mae, Freddie Mac, and Newmark Research. Any U.S. industry debt volumes are based on the MBA commercial/multifamily origination index, unless otherwise noted. RCA's preliminary first quarter 2022 U.S. investment sales figures indicate that industry volumes were up 56% year-on-year, or up 45% excluding entity deals
Other Items
Throughout this press release, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. Decreases in losses may be shown as positive percentage changes in the financial tables. Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://events.q4inc.com/attendee/822331250.
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, or by navigating to:
https://www.incommglobalevents.com/registration/q4inc/10673/newmark-group-inc-reports-first-quarter-2022-financial-results/
After pre-registering, you will receive your access details via email. Participants who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call.
LIVE CONFERENCE CALL DETAILS

Date – Start Time:	4/29/2022 at 10:00 a.m. ET
U.S. Toll Free / Local:	1-844-200-6205 / 1-646-904-5544
All Other Locations:	1-929-526-1599
Passcode:	093066
REPLAY

Expected Available From – To:	4/29/2022 at 1:00 p.m. ET – 5/6/2022 at 11:59 p.m. ET
U.S. Toll Free / Local:	1-866-813-9403 / 1-929-458-6194
UK Local:	0204-525-0658
All Other Locations:	44-204-525-0658
Passcode:	273566
A list of minimum system requirements can be found here:
https://event.on24.com/view/help/index.html?text_language_id=en&fh=true&ngwebcast=true

(Note: If clicking on any of the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

5

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$442,791	$191,332
Restricted cash	75,168	75,168
Marketable securities	—	524,569
Loans held for sale, at fair value	572,670	1,072,479
Receivables, net	528,755	569,206
Receivables from related parties	—	8,262
Other current assets	114,684	83,337
Total current assets	1,734,068	2,524,353
Goodwill	656,523	657,131
Mortgage servicing rights, net	559,595	550,302
Loans, forgivable loans and other receivables from employees and partners, net	463,607	453,345
Right-of-use assets	596,781	606,634
Fixed assets, net	137,488	135,756
Other intangible assets, net	73,266	76,199
Other assets	219,116	212,481
Total assets	$4,440,444	$5,216,201

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$571,705	$1,050,693
Accrued compensation	365,129	462,533
Accounts payable, accrued expenses and other liabilities	494,207	528,746
Repurchase agreements and securities loaned	—	140,007
Payables to related parties	24,246	10,762
Total current liabilities	1,455,287	2,192,741
Long-term debt	542,478	545,239
Right-of-use liabilities	596,306	586,069
Other long-term liabilities	211,107	207,012
Total liabilities	$2,805,178	$3,531,061

Equity:
Total equity (1)	1,635,266	1,685,140
Total liabilities and equity	$4,440,444	$5,216,201

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

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NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenues:	2022	2021
Management services, servicing fees and other	$233,120	$187,750
Leasing and other commissions	198,952	147,433
Investment sales	152,113	101,545
Commercial mortgage origination, net	94,062	67,252
Total revenues	678,247	503,980

Expenses:
Compensation and employee benefits	382,584	289,074
Equity-based compensation and allocations of net income to limited partnership units and FPUs	16,899	14,248
Total compensation and employee benefits	399,483	303,322
Operating, administrative and other	137,871	107,175
Fees to related parties	6,829	6,250
Depreciation and amortization	35,475	21,053
Total non-compensation expenses	180,175	134,478
Total operating expenses	579,658	437,800

Other income, net:
Other income (loss), net	(86,001)	(2,210)
Total other income (loss), net	(86,001)	(2,210)

Income from operations	12,588	63,970
Interest expense, net	(7,870)	(8,813)
Income before income taxes and noncontrolling interests	4,718	55,157
Provision for income taxes	4,004	10,579
Consolidated net income	714	44,578

Less: Net income attributable to noncontrolling interests	352	11,473

Net income available to common stockholders	$362	$33,105

Per share data:
Basic earnings per share
Net income available to common stockholders (1)	$362	$31,464
Basic earnings per share	0.00	$0.17
Basic weighted-average shares of common stock outstanding	188,881	183,254

Fully diluted earnings per share
Net income for fully diluted shares (1)	$438	$43,925
Fully diluted earnings per share	0.00	$0.16
Fully diluted weighted-average shares of common stock outstanding	252,815	271,194

Dividends declared per share of common stock	$0.03	$0.01
Dividends paid per share of common stock	$0.01	$0.01

(1) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $1.6 million for the three months ended March 31, 2021. (see Note 1 - "Organization and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K.)

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NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$502,155	$290,960
Net cash (used in) provided by investing activities	426,796	(9,783)
Net cash used in financing activities	(677,492)	(328,427)
Net (decrease) increase in cash and cash equivalents and restricted cash	251,459	(47,250)
Cash and cash equivalents and restricted cash at beginning of period	266,500	258,399
Cash and cash equivalents and restricted cash at end of period	$517,959	$211,149

Net cash provided by operating activities excluding loan originations and sales	$2,345	$25,349

The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the three months ended March 31, 2022, to be filed with the Securities and Exchange Commission in the near future.

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NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
•Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
•Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
•GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
•Charges related to amortization of RSUs and limited partnership units.
•Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
•Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter

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after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as “OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Newmark does not view the GAAP compensation charges related to 2021 Equity Event that were not equity-based compensation as being reflective of its ongoing operations (the "Impact of the 2021 Equity Event"). These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These were recorded as expenses based on Newmark's previous non-GAAP results, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
•But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA, and would also have resulted in higher fully diluted share counts, all else equal.
•Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
•There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:
•Amortization of intangibles with respect to acquisitions.
•Amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Non-Cash Adjustment for Originated Mortgage Servicing Rights Revenue for Adjusted Earnings
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP gains attributable to OMSRs. Beginning in the fourth quarter of 2020, OMSRs are no longer included in non-compensation adjustments for Adjusted Earnings but instead shown as a separate line item in the Company's “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”. This presentation has no impact on previously reported Adjusted Earnings.
Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
•Unusual, one-time, non-ordinary or non-recurring gains or losses.
•Non-cash GAAP asset impairment charges.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).

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•Mark-to-market adjustments for non-marketable investments.
•Certain other non-cash, non-dilutive, and/or non-economic items.
Due to the sale of Nasdaq’s U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other (income) losses for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items. These items may collectively be referred to as the "Impact of Nasdaq".
•Realized gains related to the accelerated receipt on June 25, 2021 of Nasdaq shares.
•Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”). This item was historically excluded under the previous non-GAAP definitions.
•Other items related to the Earn-out.
Upon further consideration, Newmark's calculations of non-GAAP “Other income (loss)” will continue to include dividend income on Nasdaq shares, as these dividends contribute to cash flow and are generally correlated to Newmark's interest expense on short term borrowing against such shares. All other things being equal, as Newmark sells Nasdaq shares, both its interest expense and dividend income will decline.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:

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•The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
•The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Distributions to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited condensed consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
•Net income (loss) attributable to noncontrolling interest.
•Provision (benefit) for income taxes.
•OMSR revenue.
•MSR amortization.
•Compensation charges related to OMSRs.
•Other depreciation and amortization.
•Equity-based compensation and allocations of net income to limited partnership units and FPUs.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
•Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”), as well as mark-to-market adjustments for non-marketable investments.
•Interest expense.

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Beginning with the third quarter of 2021, calculation of Adjusted EBITDA excludes the Impact of Nasdaq and the Impact of the 2021 Equity Event, (Together, the "Impact of Nasdaq and the 2021 Equity Event") which are defined above.
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP EPS.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end.
•Unusual, one-time, non-ordinary, or non-recurring items.
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
•Acquisitions, dispositions, and/or resolutions of litigation, which are fluid and unpredictable in nature.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
GAAP net income available to common stockholders	$362	$33,105
Provision for income taxes (1)	4,004	10,579
Net income attributable to noncontrolling interests (2)	352	11,473
GAAP income before income taxes and noncontrolling interests	$4,718	$55,157

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	16,899	14,248
Other compensation adjustments (4)	1,279	917
Total Compensation adjustments	18,178	15,165

Non-Compensation adjustments:
Amortization of intangibles (5)	2,594	1,666
MSR amortization (6)	26,216	15,067
Other non-compensation adjustments (7)	1,865	1,132
Total Non-Compensation expense adjustments	30,675	17,865

Non-cash adjustment for OMSR revenue (8)	(29,472)	(28,716)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items and Nasdaq (9)	86,023	5,602
Total Other (income) loss, net	86,023	5,602

Total pre-tax adjustments	105,404	9,916

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$110,122	$65,073

GAAP net income available to common stockholders	$362	$33,105
Allocations of net income to noncontrolling interests (10)	318	10,814
Total pre-tax adjustments (from above)	105,404	9,916
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(16,259)	(673)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$89,825	$53,162
Per Share Data:
GAAP fully diluted earnings per share (11)	0.00	$0.16

Allocation of net income to noncontrolling interests	—	—
Exchangeable preferred limited partnership units non-cash preferred dividends	0.00	0.01
Total pre-tax adjustments (from above)	0.42	0.04
Income tax adjustment to reflect adjusted earnings taxes	(0.06)	—
Other	0.00	(0.01)

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.36	$0.20
Pre-tax adjusted earnings per share	$0.44	$0.24
Total Other (income) loss, net	$86,023	$5,602
Fully diluted weighted-average shares of common stock outstanding	252,815	271,194

Notes to the above table:

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(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended March 31,
	2022	2021
GAAP provision for (benefit from) income taxes	$4.0	$10.6
Income tax adjustment to reflect Adjusted Earnings	16.3	0.6
Provision for income taxes for Adjusted Earnings	$20.3	$11.2
(2) Primarily represents Cantor’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended March 31,
	2022	2021
Issuance of common stock and exchangeability expenses	$9.0	$1.2
Allocations of net income (loss)	0.1	10.6
Limited partnership units amortization	3.3	(0.6)
RSU Amortization Expense	4.5	3.0
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$16.9	$14.2
(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.0 million and $0.7 million for the three months ended March 31, 2022 and 2021, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $1.3 million and $0.2 million for the three months ended March 31, 2022 and 2021, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) Primarily includes asset impairments the Company does not consider a part of its ongoing operations of $1.9 million and $1.0 million for the three months ended March 31, 2022 and 2021, respectively. Includes legal settlements for $0.0 million and $0.1 million for the three months ended March 31, 2022 and 2021, respectively.
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

	Three Months Ended March 31,
	2022	2021
Nasdaq Impact	$87.6	$—
Mark-to-market (gains)/losses on non-marketable investments, net	(1.6)	—
Asset impairment	—	5.6
	$86.0	$5.6
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(11) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $1.6 million for the three months ended March 31, 2021. (see Note 1 - and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K.)

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
GAAP net income available to common stockholders	$362	$33,105
Adjustments:
Net income attributable to noncontrolling interests (1)	352	11,473
Provision for income taxes	4,004	10,579
OMSR revenue (2)	(29,472)	(28,716)
MSR amortization (3)	26,216	15,067
Other depreciation and amortization (4)	9,259	5,986
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	16,899	14,248
Other adjustments (6)	3,363	1,581
Other non-cash, non-dilutive, non-economic items and Nasdaq (7)	86,023	3,253
Interest expense	9,491	10,344
Adjusted EBITDA ("AEBITDA")	$126,497	$76,920

(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation of $6.7 million and $4.3 million for the three months ended March 31, 2022 and 2021, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $2.6 million and $1.7 million for the three months ended March 31, 2022 and 2021, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended March 31,
	2022	2021
Severance charges	$—	$0.7
Assets impairment not considered a part of ongoing operations	2.1	0.7
Commission charges related to non-GAAP gains Attributable to OMSR revenues	1.3	0.2
	$3.4	$1.6
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items.

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021

Common stock outstanding	188,881	183,254
Limited partnership units	28,086	55,819
Cantor units	24,625	23,730
Founding partner units	3,509	4,007
RSUs	5,757	3,165
Other	1,957	1,219

Fully diluted weighted-average share count for GAAP	252,815	271,194

Adjusted Earnings Adjustments:
Common stock outstanding	—	—
Limited partnership units	—	—
Cantor units	—	—
Founding partner units	—	—
RSUs	—	—
Other	—	—

Fully diluted weighted-average share count for Adjusted Earnings	252,815	271,194

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$442,791	$191,332
Marketable securities (1)	—	524,569
Repurchase agreements and securities loaned	$—	$(140,007)
Total	$442,791	$575,894

(1) Undrawn availability on the Credit Facility was $600.0 million and $465.0 million as of March 31, 2022 and December 31, 2021, respectively.

NEWMARK GROUP, INC.
Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding the Impact of Nasdaq
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	$4,718	$55,157
Impact of Nasdaq (gain) loss	87,621	3,227
GAAP pre-tax income excluding Impact of Nasdaq	$92,339	$58,384

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. Newmark generated revenues of nearly $3.1 billion for the twelve months ending March 31, 2022. Newmark’s company-owned offices, together with its business partners, operate from approximately 170 offices with 6,300 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
MEDIA CONTACT:
Karen Laureano-Rikardsen
+1 212-829-4975
INVESTOR CONTACT:
Jason McGruder
+1 212-829-7124

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